Exhibit 3.1.18

CERTIFICATE OF FORMATION

OF

THE DEBT DEPOT, LLC,

A DELAWARE LIMITED LIABILITY COMPANY

This Certificate of Formation of The Debt Depot, LLC (the “LLC”), dated as of November 9, 2004, is being duly executed and filed by Jonathan P. Wendt, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.)

FIRST. The name of the limited liability company formed hereby is The Debt Depot, LLC.

SECOND. The address of the registered office of the LLC in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 in the County of New Castle.

THIRD. The name and address of the registered agent for service of process on the LLC in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 in the County of New Castle.

FOURTH. The formation of The Debt Depot, LLC shall be effective as of 12:01 a.m. on November 15, 2004.

IN WITNESS WHEREOF, the undersigned executed this Certificate of Formation as of the date first above written.

/s/ Jonathan P. Wendt
Jonathan P. Wendt, Authorized Person

State of Delaware

Secretary of State

Division of Corporations

Delivered 08:20 PM 11/10/2004

FILED 08:20 PM 11/10/2004

SRV 040813887 - 3865210 FILE